                                                                       Exhibit 2

                              AMENDED AND RESTATED
                          AGREEMENT AND PLAN OF MERGER



         AMENDED AND RESTATED AGREEMENT AND PLAN OF MERGER dated as of June 14, 1999 (this "Agreement") by and among Seminis, Inc., an Illinois corporation ("Seminis Illinois"), and Seminis, Inc., a Delaware corporation and a wholly-owned subsidiary of Seminis Illinois ("Seminis Delaware" and together with Seminis Illinois, the "Constituent Corporations").

         WHEREAS, the Boards of Directors of Seminis Illinois and Seminis Delaware desire that Seminis Illinois merge with and into Seminis Delaware pursuant to the terms and conditions of this Agreement and in accordance with
(i) Section 11.35 of the Illinois Business Corporation Act (the "IBCA"), and have adopted and approved this Agreement in accordance with Section 11.35 of the IBCA and (ii) Section 252 of the Delaware General Corporation Law (the "DGCL"), and have adopted and approved this Agreement in accordance with Section 252 of the DGCL.

         WHEREAS, as of the date of this Agreement, (a) 39,302,886 shares of Class A Common Stock, par value $.01 per share, of Seminis Illinois ("Seminis Illinois Class A Common Stock"), (b) 6,771,500 shares of Class B Common Stock, par value $.01 per share, of Seminis Illinois ("Seminis Illinois Class B Common Stock"), (c) no shares of Class C Common Stock, par value $.01 per share, of Seminis Illinois ("Seminis Illinois Class C Common Stock" and together with Seminis Illinois Class A Common Stock and Seminis Illinois Class B Common Stock, the "Seminis Illinois Common Stock "), (d) 25,000 shares of Class A Preferred Stock, par value $.01 per share, of Seminis Illinois ("Seminis Illinois Class A Preferred Stock"), (e) no shares of Class B Preferred Stock, par value $.01 per share, of Seminis Illinois ("Seminis Illinois Class B Preferred Stock") and (f) 1,033.80 shares of Class C Preferred Stock, par value $.01 per share, of Seminis Illinois ("Seminis Illinois Class C Preferred Stock" and together with the Seminis Illinois Class A Preferred Stock and Seminis Illinois Class B Preferred Stock, the "Seminis Illinois Preferred Stock") were issued and outstanding;

         WHEREAS, as of the date hereof, 100 shares of Class A Common Stock, par value $.01 per share, of Seminis Delaware (the "Seminis Delaware Class A Common Stock") were issued and outstanding;

         WHEREAS, Seminis Illinois, as the sole stockholder of Seminis Delaware, has adopted and approved this Agreement in accordance with Section 228 of the DGCL;

         WHEREAS, Seminis Illinois intends to solicit, at its annual meeting of shareholders (the "Annual Meeting"), the approval of this Agreement by the holders of Seminis Illinois Common Stock entitled to vote thereon in accordance with Section 11.20 of the IBCA;

         NOW, THEREFORE, in consideration of the premises and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:


                                    ARTICLE I

                                   THE MERGER

         Section 1.1. The Merger. Seminis Illinois shall merge with and into Seminis Delaware (the "Merger"). Seminis Delaware shall be the surviving corporation in the Merger (the "Surviving Corporation"), and at the Effective Time (as defined below), the separate existence of Seminis Illinois shall cease. The corporate existence of Seminis Delaware, with its purposes, powers and objects, shall continue unaffected and unimpaired by the Merger, and as the Surviving Corporation it shall succeed to all rights, assets, liabilities and obligations of Seminis Illinois as and to the extent provided in Section 259 of the DGCL and Section 11.50 of the IBCA.

         Section 1.2. The Effective Time. The Merger shall become effective on [May 21, 1999] (the "Effective Time").

         Section 1.3. Certificate of Incorporation. The Certificate of Incorporation of Seminis Delaware as in effect immediately prior to the Effective Time shall become the Certificate of Incorporation of the Surviving Corporation and shall be the Certificate of Incorporation of Seminis Delaware until duly amended.

         Section 1.4. By-Laws. The By-Laws of the Surviving Corporation shall be the By-Laws as set forth in Annex A, and shall be the By-Laws of Seminis Delaware until duly amended.

         Section 1.5. Officers and Directors. At the Effective Time, the directors and officers of Seminis Illinois immediately prior to the Effective Time shall be and constitute the directors and officers of the Surviving Corporation until their successors shall have been duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving Corporation's Certificate of Incorporation and By-Laws.

         Section 1.6. Required Approvals. This Agreement is subject to the adoption and approval of the holders of a majority of all of the outstanding shares of Seminis Illinois Class A Common Stock entitled to vote thereon at the Annual Meeting and all of the outstanding shares of Seminis Illinois Class B Common Stock entitled to vote thereon at the Annual Meeting, each voting as a separate class ("Seminis Illinois Shareholder Approval").

                                   ARTICLE II

                              CONVERSION OF SHARES

         Section 2.1. Effect of the Merger on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Constituent Corporations or the holders of any capital stock thereof:

         (a) Cancellation of Certain Capital Stock of Seminis Illinois. Each share of the (i) Seminis Illinois Common Stock and (ii) Seminis Illinois Preferred Stock that is owned by Seminis Illinois as treasury stock or by any of its subsidiaries shall be canceled and cease to exist.

         (b) Conversion of Seminis Illinois Common Stock. Excluding shares of Seminis Illinois Common Stock and Seminis Illinois Preferred Stock canceled under Section 2.1(a) and Dissenting Shares (as defined below), (i) every share of Seminis Illinois Class A Common Stock, if any, and Seminis Illinois Class B Common Stock, if any, shall be converted into the right to receive one-half share of Class B Common Stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Class B Common Stock") and (ii) every share of Seminis Illinois Class C Common Stock, if any, shall be converted into the right to receive one-half share of Class A Common Stock, par value $.01 per share, of the Surviving Corporation ("Surviving Corporation Class A Common Stock").

         (c) Conversion of Seminis Illinois Preferred Stock. Excluding shares of Seminis Illinois Preferred Stock canceled under Section 2.1(a), (i) every share of Seminis Illinois Class A Preferred Stock, if any, shall be converted into the right to receive one share of Class A Preferred Stock, par value $.01 per share, of the Surviving Corporation, (ii) every share of Seminis Illinois Class B Preferred Stock, if any, shall be converted into the right to receive one share of Class B Preferred Stock, par value $.01 per share, of the Surviving Corporation and (iii) every share of Seminis Illinois Class C Preferred Stock, if any, shall be converted into the right to receive one share of Class C Preferred Stock, par value $.01 per share, of the Surviving Corporation.

         (d) Cancellation of Shares Upon Conversion. Upon the conversion of Seminis Illinois Common Stock and Seminis Illinois Preferred Stock pursuant to paragraphs (b) and (c) of this Section 2.1, excluding Dissenting Shares, such shares shall be canceled and cease to exist, and each holder of a certificate representing any such shares shall cease to have any rights with respect thereto, other than the right to receive shares of capital stock of the Surviving Corporation as provided in paragraphs (b) and (c) above.

         (e) Cancellation of Certain Capital Stock of Seminis Delaware. Each share of Seminis Delaware Class A Common Stock that is issued and outstanding immediately prior to the Effective Time shall be canceled and cease to exist.

         (f) Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, each outstanding share of Seminis Illinois Common Stock, the holder of which has not voted in favor of the Merger, has perfected such holder's right to an appraisal of such holder's shares in accordance with the applicable provisions of the IBCA and has not effectively withdrawn or lost such right to appraisal (a "Dissenting Share"), shall not be converted into or represent a right to receive shares of the capital stock of the Surviving Corporation pursuant to Section 2.1(b), but the holder thereof shall be entitled only to such rights as are granted by the applicable provisions of the IBCA; provided, however, that any Dissenting Share held by a person at the Effective Time who shall, after the Effective Time, withdraw the demand for appraisal or lose the right of appraisal, in either case pursuant to the IBCA, shall be deemed to be converted into, as of the Effective Time, the right to receive shares of capital stock of the Surviving Corporation pursuant to Section 2.1(b).

         (g) Stock Option Plan. Subject to the terms and conditions of the Seminis, Inc. 1998 Stock Option Plan, or any successor plan thereto (the "Stock Option Plan"), and the stock option agreements executed pursuant thereto (the "Stock Options"), the Stock Option Plan and each option to purchase Seminis Illinois Class C Common Stock granted thereunder that is outstanding at the Effective Time shall be assumed by Seminis Delaware and continued in accordance with their respective terms and each such option shall become a right to purchase the number of shares of Surviving Corporation Class A Common Stock as the holder of such Stock Option would have been entitled to receive pursuant to the Merger had such holder exercised such option in full immediately prior to the Effective Time, at a price per share equal to (x) the aggregate exercise price for the shares of Seminis Illinois Class C Common Stock subject to such Stock Option divided by (y) the number of full shares of Surviving Corporation Class A Common Stock deemed purchasable as a result of this provision pursuant to such Stock Option; provided, however, that, in the case of any Stock Option to which Section 421 of the Code applies by reason of its qualification under any of Sections 422-424 of the Code, the option exercise price, the number of shares purchasable pursuant to such option and the terms and conditions of exercise of such option shall be determined in order to comply with Section 425(a) of the Code. As soon as practicable after the Effective Time, the Surviving Corporation shall deliver to the participants in the Stock Option Plan appropriate notices setting forth such participants' rights pursuant thereto and take all corporate action necessary to reserve for issuance a sufficient number of shares of Surviving Corporation Class A Common Stock for delivery under the Stock Option Plan as adjusted in accordance with this Section.

                                   ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

         Section 3.1. (a) Representations and Warranties. Each party hereby represents and warrants to the other that such party: (i) is a corporation duly organized and in good standing in its jurisdiction of incorporation; (ii) has obtained the approval of its board of directors to execute and deliver this Agreement and effect the Merger; and (iii) has full power and authority to execute, deliver and perform this Agreement.

         (b) Seminis Illinois, as sole stockholder of Seminis Delaware, hereby represents and warrants that it has adopted and approved this Agreement in accordance with the DGCL.

                                   ARTICLE IV

                                    COVENANTS

         Section 4.1. Delaware Certificate of Incorporation. Seminis Delaware covenants and agrees that prior to the Effective Time, it and its officers and directors will take all necessary actions to file with the Secretary of State of the State of Delaware the Amended and Restated Certificate of Incorporation substantially in the form as set forth in Annex B.

         Section 4.2 Certificates of Designations. Seminis Delaware covenants and agrees that prior to the Effective Time, it and its officers and directors will take all necessary actions to file with the Secretary of State of the State of Delaware the Certificates of Designations as set forth in Annex C.

         Section 4.3 Illinois Articles of Merger. Each of the parties hereto covenant and agree that prior to the Effective Time, each shall execute and cause to be filed Articles of Merger (the "Articles of Merger") with the Secretary of State of the State of Illinois pursuant to Section 11.25 of the IBCA.

                                    ARTICLE V

                               CLOSING CONDITIONS

         Section 5.1. Conditions to Each Party's Obligations to Effect the Merger. The consummation of the Merger and the other transactions provided herein is subject to the fulfillment, prior to the Effective Time, of the following conditions:

         (a) Shareholder Approval. Seminis Illinois Shareholder Approval shall have been obtained.

         (b) Illinois Certificate of Merger. The Secretary of State of the State of Illinois shall have issued a Certificate of Merger pursuant to Section 11.40 of the IBCA.

         (c) Bank Consents. Seminis Illinois shall have obtained all required consents under any loan or financing agreement among Seminis Illinois and its commercial bank lenders.

                                   ARTICLE VI

                             TERMINATION; AMENDMENTS

         Section 6.1. Termination. This Agreement may be terminated and the Merger abandoned at any time prior to the filing of the Articles of Merger by mutual consent of the Board of Directors of the parties hereto.

         Section 6.2. Amendments. At any time prior to the filing of the Articles of Merger , the parties hereto may, by written agreement, amend, modify or supplement any provision of this Agreement.

                                   ARTICLE VII

                            MISCELLANEOUS PROVISIONS

         Section 7.1. Further Assurances. The parties hereto each agree to execute such documents and instruments and to take whatever action may be necessary or desirable to consummate the Merger.

         Section 7.2. Governing Law. Except to the extent that the IBCA or the DGCL is mandatorily applicable to the Merger and the rights of the stockholders of the Constituent Corporations, this Agreement shall be construed under and in accordance with the laws of the State of New York applicable to contracts to be fully performed in such State, without giving effect to choice of law principles except Section 5-1401 of the New York General Obligations Law.

         Section 7.3. Binding Effect; Successors and Assigns. This Agreement may not be assigned by any party without the written consent of all other parties; this Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

         Section 7.4. Counterparts. This Agreement may be executed in separate counterparts, each of which, when so executed, shall be deemed to be an original, and such counterparts when taken together shall constitute but one and the same instrument.

         Section 7.5. Merger Agreement. A copy of this Agreement is on file at the principal place of business of Seminis Delaware, c/o Seminis, Inc., 2901 North Ventura Road, Suite 250, Oxnard, California 93030 and will be furnished by Seminis Delaware, on request and without cost, to any shareholder of any Constituent Corporation.

         IN WITNESS WHEREOF, Seminis Illinois and Seminis Delaware have caused this Agreement to be signed by their respective officers thereunto duly authorized as of the day first above written.

                 SEMINIS, INC.
                 (Seminis Illinois)


                 By:___________________________________________
                    Name:
                    Title:

                 SEMINIS, INC.
                 (Seminis Delaware)


                 By:___________________________________________
                    Name:
                    Title: